UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2014 (June 18, 2014)

RYMAN HOSPITALITY PROPERTIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13079	73-0664379
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Gaylord Drive Nashville, Tennessee	37214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 316-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On June 18, 2014, Ryman Hospitality Properties, Inc. (the “Company”), entered into an Amendment No. 1 and Joinder Agreement (the “Amendment”) among the Company, as a guarantor, its subsidiary RHP Hotel Properties, LP (the “Operating Partnership”), as borrower, certain other subsidiaries of the Company party thereto, as guarantors (the “Guarantors”), certain subsidiaries of the Company party thereto, as pledgors, the lenders party thereto and Wells Fargo Bank National Association, as administrative agent, to the Company’s Fourth Amended and Restated Credit Agreement (the “Credit Agreement”).

Pursuant to the Amendment, the Company added an additional senior secured term loan facility in the aggregate principal amount of up to $400.0 million (the “Term Loan B”) to the Credit Agreement. Proceeds from the Term Loan B may be used, as the Company may determine, to repay revolving loans under the Credit Agreement and to repay the Company’s outstanding convertible notes under the Indenture relating to the 3.75% Convertible Notes due 2014, dated as of September 29, 2009 (the “Convertible Notes”) or to settle, in whole or in part, the warrant transactions entered into as of September 24, 2009 (as amended on September 25, 2009) in connection with the issuance of the Convertible Notes. The Term Loan B has a maturity date of January 15, 2021 and borrowings bear interest at an annual rate of LIBOR plus the applicable margin of 3.00%, subject to a LIBOR floor of 0.75%. The Term Loan B amortizes in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of $400.0 million commencing on September 30, 2014, with the balance due at maturity. Amounts borrowed under the Term Loan B that are repaid or prepaid may not be reborrowed. At the closing, the Company drew down on the Term Loan B in full.

The Term Loan B is guaranteed by the Company, each of its four wholly-owned subsidiaries that own the Gaylord Hotels-branded properties, and certain other subsidiaries of the Company. The Term Loan B is secured by (i) a first mortgage lien on the real property of each of the Company’s Gaylord Hotels properties, (ii) pledges of equity interests in the subsidiaries of the Company that own the Gaylord Hotels properties, (iii) the personal property of the Company, the Operating Partnership and the Guarantors and (iv) all proceeds and products from the Company’s Gaylord Hotels Properties. Amounts drawn on the Term Loan B are subject to a 55.00% borrowing base, based on the appraisal value of the Gaylord Hotels properties (reduced to 50.00% in the event a hotel property is sold).

In addition, the Term Loan B is subject to certain covenants contained in the Credit Agreement, which, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements.

The Term Loan B is subject to substantially all of the events of default provided for in the Credit Agreement (other than the financial maintenance covenants). If an event of default shall occur and be continuing, the commitments under the Amendment may be terminated and the principal amount outstanding under the Amendment, together with all accrued and unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

Certain of the lenders under the Amendment or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On June 18, 2014, the Company issued a press release announcing the entry into the Amendment. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amendment No. 1 and Joinder Agreement dated as of June 18, 2014, among Ryman Hospitality Properties, Inc., as a guarantor, RHP Hotel Properties, LP, as borrower, certain other subsidiaries of Ryman Hospitality Properties, Inc. party thereto, as guarantors, certain subsidiaries of Ryman Hospitality Properties, Inc. party thereto, as pledgors, the lenders party thereto and Wells Fargo Bank National Association, as administrative agent

99.1	Press Release issued by Ryman Hospitality Properties, Inc. on June 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RYMAN HOSPITALITY PROPERTIES, INC.

Date: June 19, 2014	By:	/s/ Scott Lynn
	Name:	Scott Lynn
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Amendment No. 1 and Joinder Agreement dated as of June 18, 2014, among Ryman Hospitality Properties, Inc., as a guarantor, RHP Hotel Properties, LP, as borrower, certain other subsidiaries of Ryman Hospitality Properties, Inc. party thereto, as guarantors, certain subsidiaries of Ryman Hospitality Properties, Inc. party thereto, as pledgors, the lenders party thereto and Wells Fargo Bank National Association, as administrative agent

99.1	Press Release issued by Ryman Hospitality Properties, Inc. on June 18, 2014